Exhibit 4.4

Consent of Greg Matheson

The undersigned hereby consents to being named as having approved the disclosure of certain scientific and technical information contained in the Registration Statement on Form 20-F of New Found Gold Corp. being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Greg Matheson

Greg Matheson, P. Geo.
Dated: January 29, 2021